Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated November 20, 2024, relating to the financial statements of WaFd, Inc. and the effectiveness of WaFd, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of WaFd, Inc. for the year ended September 30, 2024.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 21, 2025